UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
December 15, 2017

Live Nation Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 867-7000
Registrant’s telephone number, including area code:
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 15, 2017, Live Nation Entertainment, Inc. (“Live Nation”), and Michael Rapino entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Rapino will continue to serve as President and Chief Executive Officer and as a member of the Board of Directors (the “Board”) of Live Nation. The term of the Employment Agreement is effective as of November 1, 2017 (the “Effective Date”), and ends on December 31, 2022. The Employment Agreement supersedes Mr. Rapino’s existing employment agreement.
Under the Employment Agreement, Mr. Rapino will receive an annual base salary of $3,000,000, and will be eligible to receive an annual cash performance bonus with a target amount equal to 200% of his base salary paid during the calendar year in which the bonus was earned (subject to increase or decrease based on actual performance), determined by reference to the achievement of performance targets established by the Compensation Committee of the Board. For calendar year 2017, Mr. Rapino’s bonus entitlement will include an additional $1,000,000 guaranteed bonus amount.
In connection with, and pursuant to, the Employment Agreement, Mr. Rapino received (a) a grant of 289,505 restricted shares of Live Nation common stock vesting in equal installments on each of the first four anniversaries of the Effective Date; and (b) a grant targeted at 700,000 performance shares, to vest and be settled in restricted shares of Live Nation common stock from time to time during a performance period running from the Effective Date through December 31, 2022 upon attainment of various stock price targets for a period of 60 days (which do not have to be consecutive) during such performance period, with the actual number of shares earned ranging from 0% to 250% of the target award amount. Both grants are subject to Mr. Rapino’s continued employment with Live Nation. The performance share award was made pursuant to a performance share award agreement, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.
If Mr. Rapino is terminated by Live Nation without “cause” or Mr. Rapino terminates his employment for “good reason,” subject to Mr. Rapino’s execution of a general release of claims, he will receive (i) a lump-sum cash payment equal to the sum of his base salary and his most recent performance bonus, multiplied by two, and (ii) the immediate acceleration of all unvested equity. If Mr. Rapino dies or becomes disabled, he will receive (A) a lump-sum cash payment equal to the sum of his base salary and his most recent performance bonus, and (B) the immediate acceleration of all unvested equity. Upon the occurrence of a change in control of Live Nation, all unvested Live Nation equity awards then held by Mr. Rapino will vest in full.
The description of the Employment Agreement set forth above is qualified in its entirety by the Employment Agreement attached as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The information in the Exhibit Index of this Current Report on Form 8-K is incorporated into this Item 9.01(d) by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

By:	/s/ Brian Capo
Brian Capo
Senior Vice President and Chief Accounting Officer
December 15, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, entered into December 15, 2017, by and between Live Nation Entertainment, Inc. and Michael Rapino.
10.2	Performance Share Award Agreement, entered into December 15, 2017, by and between Live Nation Entertainment, Inc. and Michael Rapino.